EX-99.B8am.
Amendment to Participation Agreement

This Amendment to the Participation Agreement (the "Agreement") among Oppenheimer Variable Account Funds (the "Trust"), OppenheimerFunds, Inc. (the "Adviser") and Allianz Life Insurance Company of New York (the "Company") dated December 1, 1999 is effective this this 1st day of September, 2015.  All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, the Securities and Exchange Commission has adopted Rule 498 of the Securities Act of 1933, as amended ("Rule 498" or the "Rule"), and the Rule has become effective; and

WHEREAS, the parties wish to define their respective roles and responsibilities for complying with Rule 498;

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the parties hereby agree to the following amendments to the Agreement:

1.	For purposes of this Amendment, the terms "Summary Prospectus" and "Statutory Prospectus" shall have the same meanings as set forth in Rule 498.
2.
Except as otherwise provided herein, if and to the extent that the Trust issues a Summary Prospectus for use by the Company in connection with the sale of shares of the Trust, the Trust shall be responsible for ensuring that any Summary Prospectus complies in all material respects with the requirements of Rule 498 (b) and (e).

3.
The Trust will notify the Company within a reasonable amount of time in the event that any of the requirements of paragraph (e) of the Rule are not met for any reason, including due to any non-routine or extended interruption in the availability of the Web Site on which any documents of a nature referred to in paragraph (e) of the Rule are posted by the Trust.

4.
The Trust will be responsible for compliance with the requirements of Rule 498(f)(1) to the extent of responding to contract owner requests for additional fund documents made directly to the Trust in accordance with the provisions of the Summary Prospectus in question, notwithstanding that the Company may, in its discretion, post a copy of the Trust's Statutory Prospectuses and/or Summary Prospectuses, Statement of Additional Information, Supplements, Annual Reports, and Semi-Annual Reports on the Company's Web Site for the convenience of its customers.

5.
The Company will be responsible for compliance with the provisions of Rule 498(f)(1) to the extent of responding to contract owner requests for additional fund documents made directly to the Company or one of its affiliates.  The Company will be responsible for compliance with Rule 498(f)(2).

6.	The Company will be responsible for ensuring compliance with the conditions set out in Rule 498(c) and (d) (other than conditions (3) and (4) of either such paragraph).

7.	Any reference in the Agreement to a "prospectus" of the Trust shall be deemed to include reference to a Summary Prospectus, except where the context otherwise requires.
8.	The parties agree that all other provisions of the Participation Agreement, including the Indemnification provisions, will apply to the terms of this Amendment as applicable.

9.
The Trust or the Company may, in its discretion, determine not to make use of any one or more Summary Prospectuses.  Until the Trust or the Company notifies the other to the contrary, each of the parties shall be entitled to assume that the other will make use of a Summary Prospectus in respect of each Fund.  The Trust and the Company each agree that it will give the other party sufficient (and in any case at least 30 days) notice prior to its termination of the Summary Prospectus delivery option or, if a determination to terminate such use is made within a period that makes 30 days' notice impossible, then as soon as practicable.

10.
After the termination of any notice period provided to the Company, the Trust shall continue to maintain the Fund Documents Web Site in compliance with the requirements of this Amendment and Rule 498 for a minimum of 90 days, in order to comply with Rule 498(e)(1).

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized officer.

Dated as of  September 1, 2015.

Oppenheimer Variable Account Funds

By:            /s/ Brian W. Wixted
Brian W. Wixted
Its:            Treasurer

OppenheimerFunds, Inc.

By:            /s/ Lori Taylor
Lori Taylor
Its:            OFI, SVP

Allianz Life Insurance Company of New York

By:            /s/ Brian Muench
Brian Muench
Its:            Vice President, Investments